Exhibit 4.53

Maximum Guarantee

Maximum Guarantee Agreement

Maximum Guarantee

Maximum Guarantee Agreement

Agreement No.: P.Y. Shen Zhen E Bao Zi 2021 No. CONT20211111000000179939

Party A (Creditor): Ping An Bank Co., Ltd. Shenzhen Branch

Domicile (address): No.1099 Shennan Middle Road, Futian District, Shenzhen

Legal Representative (person-in-charge): Yang Zhiqun Tel.: 95511

Contact Person: _____\_____Sector: _____\______Position: _____\______

Contact No.: _____\______Mailbox: _____\______

Party B (Guarantor): Bao Minfei, Ping Qiuzi

Domicile (address): F2.64D-403, Tianzhan Building, Tian’an Chegongmiao Industrial Zone, Xiangmi Lake, Futian District, Shenzhen

[Applicable to Institution] Legal Representative: _____\______ Tel.: _____\______

Contact Person: _____\______Sector: _____\______Position: _____\______Contact No.: _____\______

Mailbox: _____\______

[Applicable to Natural Person] Certificate Type: ID Card No.: 510402197304140958, 330702198608251240

Contact No.: 18676669242, 18667152323 E-mail: _____\______

In order to ensure the performance of the Agreement between Party A and Shenzhen United Time Technology Co., Ltd. (hereinafter referred to as the Debtor) and the timely and full settlement of a series of debts between the Debtor and Party A, Party B is willing to provide Party A with the maximum joint and several liability guarantee as the Guarantor. After negotiation, Party A and Party B hereby agree to sign this Agreement and are willing to comply with the following terms. For the avoidance of doubt, please tick “√” before the box as an option and cross “X” in the box as a non-option where an option is involved here. If neither “√” nor “X” is marked in the corresponding box, then the content after the box is not selected.

Article 1 Guarantee and Guarantee Liability

1.1	Form of guarantee

(1)	Party B shall provide Party A with a maximum guarantee, and the form is joint and several liability guarantee under this Agreement.

(2)	Whether Party A has other guarantees for the guaranteed debt (including but not limited to guarantees such as guarantee, mortgage and pledge, and whether such guarantees are provided by the Debtor or a third party), Party A has the right to directly require Party B to bear joint and several liabilities within its guarantee scope as agreed herein, without requiring in advance other Guarantors to perform joint and several guarantee liabilities. Party B confirms and agrees that Party A has the right to choose the order and amount of guarantee independently among various guarantees. No matter whether the Creditor has, will or may waive, alter or relieve any mortgage, pledge or warranty or any other form of guarantee that has been, will or may be provided by the Debtor itself or by any third party, or whether the repayment source of the guaranteed debt has changed or not, or whether other collaterals (whether provided by the Debtor or a third party) have been lost, damaged and have undergone related circumstances that impaired their value, Party B shall not claim to mitigate or exempt the guarantee liability, and Party A still has the right to directly require Party B to bear all joint and several guarantee liabilities within its guarantee scope.

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1.2	Guaranteed Master Agreement

The Guaranteed Master Agreement under this Agreement refers to:

(1)	A series of Agreements or creditor’s rights and debt documents (including but not limited to various credit line Agreements and/or specific credit business Agreements and/or other creditor’s rights and debt documents, the same below) signed by Party A (as Creditor) and the above Debtor for business purposes during the term of establishment of the creditor’s rights (as defined in Article 1.3 below); and the Credit Line Agreement signed by Party A and the Debtor with the Agreement number of P.Y. Shen Zhen Zong Zi 2021 No. CONT20211111000000179939;

(2)	The parties hereto agree to include in the basic documents related to any prior debts guaranteed under this Agreement (if any, please list below; the principal, interest and expenses of all debts under such Agreements, if any, shall be deemed to have occurred within the term during which the creditor’s rights under this Agreement are established):

[Basic documents related to prior creditor’s rights included in this Maximum Guarantee Agreement]: the following documents_________________signed by Party A and the Debtor and numbered_________________and

(3)	Any subsequent amendments, supplements or changes to the documents listed in Item (1) and (2) above.

(For the avoidance of doubt, the documents listed in Items (1), (2) and (3) above are collectively referred to as the “Master Agreement”).

1.3	Guaranteed principal creditor’s rights

The principal creditor’s rights guaranteed under this Agreement are:

(1)

All creditor’s rights enjoyed by Party A (as Creditor) against the Debtor under the aforesaid Master Agreement, including Party A’s creditor’s rights arising from handling various businesses with the Debtor in the period from DDMMYY to DDMMYY _ (This period is referred to as “term of establishment of the creditor’s rights” herein), as well as corresponding interest, liquidated damage’s, damages, expenses for realizing creditor’s rights; and including all creditor’s rights (hereinafter referred to as “principal creditor’s rights”) agreed in Article 1.5 (scope of guarantee) of this Agreement.

(2)	For the avoidance of doubt, even if the signing date of the Master Agreement is within the above-mentioned term of establishment of the creditor’s rights, the performance term of the Master Agreement is not limited to the above-mentioned term. Both parties hereto confirm that, in the case that the relevant credit Agreements and/or business Agreements are signed within the above-mentioned term of establishment of the creditor’s rights, even if the maturity time of debts under any credit line under such business Agreements (including but not limited to the expiration of loan debt performance term in on-balance sheet business, the maturity date of debts claimed under guarantee, standby L/C or L/C, bill acceptance, etc. in off-balance sheet business) exceeds the aforesaid agreed term, Party B hereby confirms that these debts are still included in the scope of guarantee hereunder and Party B shall bear the guarantee liabilities.

1.4	Maximum creditor’s rights limit

The balance of the aforesaid principal creditor’s rights shall not exceed the maximum equivalent RMB (in words) Two Million and Six Hundred Thousand Yuan Only during the term of establishment of the creditor’s rights.

1.5	Scope of guarantee

The guarantee scope hereunder is:

(1)	The principal, interest, liquidated damages, damages and expenses for realizing creditor’s rights of all debts (including contingent debts) that the Debtor shall bear under the Master Agreement. Interest shall be calculated according to the provisions in the Master Agreement and shall be calculated until the date when the debts are paid off. The expenses for realizing creditor’s rights include but are not limited to announcement fees, service fees, appraisal fees, attorney fees, legal fees, travel expenses, evaluation fees, auction fees, property preservation fees, enforcement fees, etc.

(2)	As long as the debts under the Master Agreement are not fully paid off, Party A has the right to require Party B to bear joint and several guarantee responsibilities for the aforesaid debts within the aforesaid guarantee scope.

(3)	The exchange rate of currencies other than RMB shall be converted according to the foreign exchange quotation announced by Party A when each specific business actually occurs.

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1.6	Guarantee period:

(1)	The guarantee period is from the effective date of this Agreement to three years following the expiration date of the debt performance period under the specific credit Agreement under the Master Agreement (for the avoidance of doubt, the specific credit types include loans and/or any other bank credit types under the Master Agreement, the same below). Where the credit is extended, the guarantee period shall be extended to three years following the expiration of the extension period; Where there is more than one credit type under the Master Agreement, the guarantee period of each credit type shall be calculated separately.

(2)	For the avoidance of doubt, where the Master Agreement is a loan Agreement, the date when the agreed loan (or financing) term expires (including the circumstance of early maturity) shall be deemed as the expiration of the debt performance term; where it is a bank acceptance Agreement, the actual external payment date of Party A shall be deemed as the expiration of the debt performance term; where it is a guarantee agreement, the date when Party A performs its guarantee obligations shall be deemed as the expiration of the debt performance term; where it is an L/C agreement, the date when Party A pays the amount under the L/C shall be deemed as the expiration of the debt performance term; where it belongs to other financing documents, the date when the creditor’s rights expires (including the circumstance of early maturity) as established in the Master Agreement shall be deemed as the expiration of the debt performance term.

(3)	During the guarantee period, if Party A transfers its creditor’s rights to a third party according to law, Party B hereby agrees to continue to bear the guarantee liability within the scope of the original guarantee and the aforesaid transfer does not need to be notified to the Guarantor.

1.7	This Agreement is irrevocable.

1.8	Where there are two or more guarantees for the debts under the Master Agreement, Party A may claim to any one of the Guarantors to bear all the guarantee liabilities, regardless of whether the Guarantors agree that they have the right of recourse against the other party. If Party A fails to exercise its rights to other Guarantors during the guarantee period, resulting in Party B losing the right of recourse after assuming the guarantee liabilities, Party B shall not claim or give up its claim to exempt its guarantee liabilities within the scope where it cannot recover.

Article 2 Performance of Guarantee Liabilities

2.1	When any debtor fails to perform the debts due (including early maturity, the same below) as agreed in the Master Agreement, Party B guarantees to unconditionally perform the repayment obligations to Party A immediately according to the joint and several guarantee liability as agreed hereunder upon receipt of the written claim notice from Party A. Any document issued by Party A concerning the Debtor’s failure to perform the debts due may be regarded as a written claim notice demanding Party B to pay, and shall be deemed as that Party B’s relevant payment obligations are immediately due and payable to Party A hereunder based on the guarantee liabilities.

2.2	Party B hereby irrevocably authorizes Party A to deduct relevant amounts from Party B’s account in accordance with the relevant deduction articles herein for the performance of guarantee liabilities or additional guarantee deposit.

Article 3 Guarantor’s Guarantee and Promise

3.1	Party B has gained all the authorization and approval required for signing this Agreement, and signing this Agreement is the true intention of Party B and will not lead to its violation of the agreement or commitment signed with any third party. When signing the Agreement, Party B does not violate any laws, regulations and rules on environmental protection, energy saving and emission reduction, and pollution reduction, and undertakes to strictly abide by such laws, regulations and rules after signing the Agreement. If this Agreement involves cross-border guarantee, Party B shall also go through the relevant external management registration or filing procedures (if necessary) in time in accordance with relevant laws and regulations, regulatory requirements and Party A’s requirements.

3.2	Except that Party A has been notified in writing before the signing of this Agreement, Party B has no litigation, arbitration, execution, appeal, reconsideration or other procedures or events that may pose a material adverse impact on the performance hereof.

3.3	Applicable when Party B is a legal person:

3.3.1	Party B is a legally incorporated, validly existing and reputable company in the jurisdiction where it is located, and has all the company rights and government permits and approvals to engage in the current business.

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3.3.2	Party B shall provide financial statements, account numbers of all account-opening banks, deposit and loan balances within the time limit required by Party A and other relevant materials required by Party A, and ensure that the documents and materials provided are true, complete and objective, and do not contain any false records, misleading statements or major omissions, and the financial statements are prepared in strict accordance with the laws and regulations of the place where Party B is incorporated and the accounting standards generally applicable in the place where it is incorporated.

3.4	Applicable when Party B is an individual:

3.4.1	Party B has truthfully provided personal and family income, property and other relevant materials required by Party A, and guaranteed the truthfulness, completeness and accuracy of the documents and materials provided; Party B has obtained the consent of its family property co-owners (if any) to provide the guarantee hereunder and shall ensure that the family property co-owners (if any), including its spouse, will confirm in writing by signing this Agreement or other documents as required by Party A.

3.4.2	Party B guarantees to cooperate with Party A in supervising and inspecting its income and credit status. Where Party A deems that the credit/loan guarantee situation deteriorates during the performance of this Agreement, Party B shall provide other guarantee measures approved by Party A.

Article 4 Rights and Obligations of Guarantor

4.1	Party A shall undertake the obligation of confidentiality of the information provided by Party B, except for the following circumstances: (a) other stipulations in laws and regulations or other requirements of competent institutions or regulatory authorities; (b) disclosure in any legal or arbitral proceedings; (c) disclosure to Party A’s Group or branches of Ping An Bank Co., Ltd. (d) disclosure to the professional consulting agencies employed (including but not limited to lawyers and/or financial advisers); (e) disclosure as otherwise agreed by Party A and Party B; or (f) Information provided by Party B that does not constitute confidential information.

4.2	Party B has carefully read the Master Agreement and confirmed all the terms and conditions. A single credit Agreement or a loan receipt or other credit business vouchers under the Master Agreement need not be confirmed by Party B if it does not exceed what is agreed in the Master Agreement.

Party A and the Debtor do not need to obtain the consent of Party B for a change in the Master Agreement, and Party B shall continue to bear joint and several guarantee liabilities for the changed Master Agreement. However, if the principal amount of debt is increased and the loan term is extended, Party B shall still bear the guarantee liabilities according to the amount and term agreed in the original Master Agreement without the written consent of Party B.

4.3	Party B accepts and guarantees to cooperate with Party A to supervise and inspect Party B’s operation and guarantee ability, and allows Party A to enter Party B’s business premises to inspect Party B’s assets, financial status and operation.

4.4	Agreement on special matters: In the event of any of the following circumstances, Party B shall notify Party A in writing 30 days ahead of time. Where Party A deems that it may have a significant impact on the performance of this Agreement, Party B shall obtain the written consent of Party A before proceeding:

(1)	Significant changes in Party B’s operating system, equity structure, form of property rights or main business, including but not limited to Agreementing, leasing operation, joint venture, shareholding restructuring, merger, acquisition, joint venture (cooperation), split-up, establishment of subsidiary, custody (takeover), sale of enterprise and transfer of property right, or reduction of capital;

(2)	Sell, donate, lend, transfer, mortgage (pledge) or otherwise dispose of important assets with a value exceeding 10% of net assets;

(3)	The dividend exceeds 30% of the after-tax net profit of the current year or 20% of the total undistributed profit;

(4)	After the Agreement comes into effect, the newly increased external investment exceeds 20% of the net assets;

(5)	Change the terms of debts with other banks or pay off other long-term debts in advance;

(6)	Repay any debts to shareholders or actual controllers of Party B;

(7)	Apply for credit from other banks, provide guarantees to third parties, or reduce debts of third parties, where the amount of debts exceeds 20% of its net assets.

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4.5	Party B shall notify Party A in writing within seven working days from the date when the following events occur or may occur, and Party A has the right to decide whether to require Party B and the Debtor to provide additional guarantees or directly recover all loans according to the specific circumstances of the events:

(1)	Deterioration of operational and financial conditions;

(2)	Heavy fine by the competent authority, or involvement in major legal disputes;

(3)	Involvement of Party B, Party B’s shareholders, Party B’s legal representative or key management personnel in major cases or compulsory measures such as property preservation having been taken for major assets, and the legal representative or key management personnel of Party B being unable to perform their duties normally;

(4)	The guarantee provided to a third party which has a significant adverse impact on its financial status or its ability to perform its obligations hereunder;

(5)	Business suspension, business suspension for rectification, dissolution, shutdown, bankruptcy, and revocation of business licenses;

(6)	Deterioration of economic conditions, such as unemployment, bankruptcy of the unit or heavy losses of personal property, major adverse changes in personal physical condition, divorce between Party B and its spouse and other matters that may affect Party B’s ability to perform this Agreement.

(7)	Other major events or default events that can affect Party B’s business activities and Party A’s loan security.

4.6	Agreement on Notice and Service

(1)	Principle of notice and service. Any notice, request or other document sent by a Party to any other Party in accordance with the terms of this Agreement shall be in writing (including e-mail). The initial contact address, telephone number, fax, email address and contact person (if any) designated by both Parties are listed at the beginning of this Agreement.

(2)	The effective service address of Party B is as follows:

(3)	Mailing address: [※Borrower’s address※]

(4)	The electronic terminal address for Party B to receive legal instruments (including litigation documents, arbitration documents and judgment documents, the same below) served by electronic means is as follows:

(5)	Mobile phone: [※Borrower’s mobile phone number※]

(6)	E-mail: [※Borrower’s E-mail ※]

(7)	Party B promises and confirms that the above-mentioned electronic terminal addresses are those that have been effectively authorized by Party B and are continuously used by Party B.

(8)	The above-mentioned address of Party B is applicable to the service of legal instruments related to or arising from this Agreement in the dispute settlement procedure. Dispute settlement procedures include preservation, prior execution, jurisdiction objection, first instance, second instance, retrial, trial supervision procedure, supervision procedure and execution procedure, as well as various stages of arbitration procedure. Party A and its successors of rights and obligations under this Agreement, as well as the people’s court or arbitral institution in the dispute resolution procedure, shall be the server, and Party B shall be the served party.

(9)	The server has the right to serve by mail, personal delivery, electronically to the electronic terminal address, or in other ways prescribed by law. The server has the right to choose one or more ways to serve. Any service method chosen by the server is a valid service method.

(10)	Criteria for determining the date of service:

① If the server serves a legal instrument by mail, the date of service shall be when someone actually signs for it at the mailing address; If no one signs for it, or someone refuses to receive it or it is returned, etc., that is to say, Party B fails to actually receive it, and the date of mail return shall be the date of service;

② If the server personally serves the legal instrument, the actual service date shall be the date of service; in case of no sign-in or rejection, the date on which the server writes down the information on the service receipt shall be the date of service; or the server can record the service process by taking photos and videos, and retain the legal instruments, and the date of retention of the legal instruments shall be the date of service;

③ If the server adopts electronic service method, the date when the relevant legal instruments reach the above-mentioned electronic terminal address system of Party B shall be the date of service.

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(11)	The term “electronic delivery” as mentioned in this Article refers to the service of legal instruments by electronic means including but not limited to telephone, SMS, email, WeChat, QQ, etc. If a legal instrument is served by the above means, it shall be deemed as being served when the service information reaches the specific system of the served party. Where the server or the dispute resolution institution such as the people’s court adopts the electronic service method, the service information or specific operation instructions will be sent to the mobile phone number filled in by the served party under this Agreement, and Party B shall check the short messages and log in to the corresponding electronic address in time to check the pushed legal instruments. Party B agrees that after the people’s court and arbitral institution serve legal instruments by electronic service, other service methods are not required.

(12)	Party B promises and confirms the following: if any one or more mailing addresses and electronic terminal addresses are changed, Party B shall notify Party A and other parties to this Agreement in writing within 3 days from the date of change, and Party B shall also notify the people’s court and arbitral institution in writing during the litigation and arbitration stages. Where the service address changes but Party B fails to notify Party A and other parties to this Agreement or the people’s court or arbitral institution in writing as required, the server who has not received the written notice of change will regard the service address as unchanged, and the service completed by the server according to the service address before the change shall be deemed as effective service.

(13)	Party B shall bear all the consequences caused by the inaccurate or wrong mailing address or electronic terminal address provided by Party B, or the failure to fulfill the written notification obligation as required after the change.

(14)	The legal effect of the provisions of this Article concerning service is independent of this Agreement and is not subject to the change in the effect of all or part of the articles of this Agreement.

4.7	☑ Party B shall guarantee to maintain a reasonable financial ratio during the loan period.

☒ The financial indicators during the loan period shall meet the following standards during the loan period:

_______________________________________________/	________________________________________________

_________________________________________________________________________________________

________________________________________________

4.8	On the reversal of guarantee liability when the Debtor goes bankrupt: If the Debtor, after paying off all or part of the debts under the Master Agreement to Party A, is revoked by the bankruptcy administrator or the court or any other authority in accordance with the provisions of laws and regulations on individual settlement or early settlement in the Bankruptcy Law, Party B agrees and confirms that its guarantee obligations hereunder will automatically resume accordingly without signature or confirmation of any other document, and Party B will continue to assume guarantee obligations to Party A in respect of all debts owed by the Debtor to Party A hereunder.

Article 5 Term of Default

5.1	Any of the following events shall constitute a breach of Agreement under this Agreement:

(1)	Where the Debtor breaches the Agreement under the Master Agreement;

(2)	Where Party B fails to fulfill the payment responsibility under the guarantee in full and on time as agreed herein;

(3)	Where Party B violates any warranties or commitments it has made or commits other acts of non-performance of obligations herein;

(4)	Where the information or materials provided by Party B to Party A concerning the signing or performance of this Agreement are inaccurate, incomplete, materially omitted or misleading;

(5)	Where Party B transfers property or withdraws funds;

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(6)	Where Party B commits a breach of Agreement under any other Agreement it has signed with Party A (including any branch of Ping An Bank) and/or with other financial institutions;

(7)	Where significant adverse changes have taken place in Party B’s operating or financial status;

(8)	Where Party B is deceased or is declared dead (if Party B is a natural person);

(9)	Where Party B or the Debtor goes through or is involved in events including but not limited to suspension of production, business suspension, dissolution, revocation, bankruptcy, reorganization, liquidation and other events that may seriously affect its guarantee ability;

(10)	Where Party B, Party B’s shareholders or its actual controllers or Party B’s senior management personnel are involved in major litigation, arbitration or criminal investigation, or the important property of the aforesaid subject is involved in seizure, freezing or enforcement procedures, which may affect Party B’s guarantee ability;

(11)	Where any event mentioned in Article 4.4 or Article 4.5 herein occurs and Party A believes that it may have a significant adverse impact on Party B’s guarantee liability hereunder (whether Party B has notified Party A or not);

(12)	Where other events or circumstances occur, which may affect Party B’s performance of guarantee obligations hereunder.

5.2	In the event of any of the above-mentioned breach of Agreement, Party A has the right to take one or more of the following measures:

(1)	Declare that the principal creditor’s rights and/or the term for establishment of the creditor’s rights are mature ahead of schedule, and require Party B to immediately assume the guarantee payment liability hereunder; for off-balance sheet credit business such as letter of guarantee, standby L/C, L/C and bill acceptance, Party A has the right to require Party B to immediately fulfill the obligation of increasing deposit to 100% of the nominal amount of off-balance sheet credit for external performance;

(2)	Require Party B to provide other guarantee measures approved by Party A;

(3)	Party A claims the right of subrogation to the Debtor of Party B according to law, or requests the court to cancel Party B’s act of giving up its due creditor’s rights or transferring property free of charge or transferring property at an obviously unreasonable low price. Party B shall provide all necessary cooperation and assistance according to Party A’s requirements, and all expenses incurred by Party A shall be borne by Party B;

(4)	Adopt other remedies stipulated by laws and regulations.

Article 6 Withholding Agreement

6.1	Party B hereby irrevocably agrees that where Party B owes Party A any payable and unpaid (including but not limited to any additional guarantee deposit obligations that should be fulfilled) debts due (including early maturity), Party A has the right to directly deduct from any account opened by Party B in any and/or all business organizations of Ping An Bank at any time, and/or dispose of and realize the assets of Party B in such accounts to pay off the debts owed by Party B to Party A or make up the guarantee deposit obligations. The interest, exchange rate and/or investment losses arising therefrom shall be borne by Party B.

6.2	Party A shall notify Party B after withholding, disposal or realization, and has the right to continue to recourse the insufficient part (if any) from Party B. Unless otherwise expressly agreed in this Agreement, Party A has the right to decide the specific settlement sequence of the withholding amount when the withholding amount involves multiple creditors’ rights or is insufficient to pay off all due debts (including principal, interest, and/or expenses).

6.3	Where currency conversion is involved in the withholding process, the foreign exchange rate announced by Party A at the time of withholding shall be implemented.

Article 7 Other Agreements

☒	The Bank-Enterprise Guarantee Business Cooperation Agreement signed by Party A and Party B (hereinafter referred to as the Agreement) is a basic legal document regulating the rights and obligations of both parties. In the event of any inconsistency between this Agreement and the Agreement, the Agreement shall prevail.

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Article 8 Supplementary Provisions

8.1	The term “expiration” or “maturity” referred to herein includes natural maturity and early maturity announced by Party A. Any reference to “interest” herein shall be deemed to include normal interest, overdue penalty interest, misappropriated penalty interest, and compound interest (if any) unless the context otherwise requires; In case of the last day of the date or period specified herein falling on a legal holiday, it shall be postponed to the first working day following the legal holiday, unless otherwise agreed herein.

8.2	Special agreements on notarization:

☒	Both parties agree to handle a compulsory notarization of this Agreement.

Where Party B fails to perform or does not fully perform the obligations stipulated in the Agreement, after this Agreement has been notarized by both parties to give it a compulsory execution effect, Party A has the right to apply to the original notary office for an execution certificate, and apply to the people’s court with jurisdiction (i.e. the people’s court where the person subjected to the execution resides or where the property of the said person is located) for execution with the original notary certificate and execution certificate.

☑	A compulsory notarization does not apply to this Agreement.

8.3	During the term of this Agreement, any tolerance or grace granted by Party A to Party B’s any breach or delay of Agreement, or delay in exercising the rights of Party A under this Agreement shall not impair, affect or restrict Party A’s rights as a creditor under this Agreement and relevant laws, nor shall they be regarded as Party A’s permission or approval of any breach of Agreement, or as Party A’s waiver of the right to take action against the existing or future breach of Agreement.

8.4	Party B agrees and authorizes Party A and its head office Ping An Bank Co., Ltd. to inquire Party B’s basic information (or personal information, depending on whether Party B is an institution or a natural person) and credit information from the basic financial credit information database during the application stage of the Debtor’s credit business and its business duration for Debtor’s credit business application and subsequent management. Party B agrees and authorizes Party A and its head office Ping An Bank Co., Ltd. to submit Party B’s basic information (or personal information, depending on whether Party B is an institution or a natural person) and credit information, including but not limited to credit information and information that negatively affects the credit status of information subject, to the basic financial credit information database in accordance with the Regulation on the Administration of Credit Investigation Industry.

8.5	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purpose of this Agreement only, excluding the laws of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province of China). Disputes arising from the performance of this Agreement by parties hereto shall be settled through negotiation. Where negotiation fails, the following （2） method shall be followed:

(1)	Apply to_________/________for an arbitration, which shall be conducted in accordance with the arbitration rules implemented by the arbitration institution at the time of applying for arbitration. The arbitration award is final and binding on both parties.

(2)	Bring a lawsuit to the people’s court where Party A resides; where the principal and interest in arrears is less than RMB 100,000 yuan, both parties agree to apply the small claims procedure.

(3)	Bring a lawsuit to the \ people’s court.

8.6	This Agreement shall come into effect after it is signed by both parties (including but not limited to the signature or seal of the authorized signatory, affixed with the official seal or submitted, confirmed or signed on Party A’s platform in electronic form). For the avoidance of doubt, when Party B signs, if it is a legal person or other organization, it shall be signed (or stamped) and stamped with the official seal by the authorized signatory; if it is a natural person, it shall be signed by the party concerned.

8.7	This Agreement is made in duplicate, with Party A holding one copy, Party B holding one copy and ☒ the registration authority holding copy, and each copy having the same legal effect.

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8.8	Where Party B has any questions about this Agreement or any related complaints and opinions, it can consult and give feedback through the customer service hotline 95511-3, online customer service (official website: http://bank.pingan.com, Pocket Bank APP, online customer service or opinion feedback portal of personal online banking), service complaint email address (callcenter@pingan.com.cn) or all business outlets of Party A. After Party A accepts Party B’s problems, Party A shall verify and provide solutions for Party B within the specified time.

The parties to this Agreement hereby irrevocably confirm and declare that they have fully read, understood and confirmed their consent to the contents of the aforesaid Agreement document, and Party A has provided necessary explanations to Party B on the important and/or bold reminder articles in the aforesaid Agreement document. On this basis, both parties hereby sign as follows:

Party A (Seal): Ping An Bank Co., Ltd. Shenzhen Branch

Ping An Bank Co., Ltd. Shenzhen Branch (Seal)

Legal Representative (Responsible Person) or Entrusted Agent (Signature):

Date of Signature:

Party B (Seal):	Party B (Signed by Natural Person):
Legal Representative or Entrusted Agent (Signature):	I (Signature):

Date of Signature:	Date of Signature: